As filed with the Securities and Exchange Commission on November 29, 2001.

                                                      Registration No. 333-53654

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                ----------------

                        CROSS MEDIA MARKETING CORPORATION
             (Exact name of registrant as specified in its charter)

           Delaware                                       13-4042921
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                        Identification No.)

                          461 Fifth Avenue, 19th Floor
                               New York, NY 10017
                                 (212) 457-1200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                ----------------

                                 Ronald Altbach
                      Chairman and Chief Executive Officer
                          461 Fifth Avenue, 19th Floor
                               New York, NY 10017
                                 (212) 457-1200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                -----------------

                                    Copy to:

                            Bonnie D. Podolsky, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022

                                -----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                Proposed
                                Amount           Maximum       Proposed           Amount of
    Title of Shares to be    Offering Price     Aggregate       Maximum          Registration
     to be Registered        Registered (1)     Per Share    Offering Price          Fee
===============================================================================================
Common Stock, par value
$.001 per share              498,524 shares     $8.88 (2)    $4,426,893.12 (2)    $1,106.73 (2)
===============================================================================================

(1) Consists of (a) 75,000 shares of common stock issuable upon exercise of warrants and (b) 423,524 shares of common stock. The Company is also registering an indeterminate number of additional shares of common stock as may be issuable upon exercise of the warrants to reflect adjustments to prevent dilution. This Post-Effective Amendment No. 1 to Registration Statement on Form S-3 shall deregister 1,432,634 of the 1,931,158 shares of common stock registered pursuant to the Company's Registration Statement on Form S-3, filed on January 12, 2001, and Amendment No. 1 to such Registration Statement, filed on March 27, 2001. A filing fee of $3,858.03 was previously paid in connection with such filings. The information in this table and this footnote thereto and elsewhere in this Post-Effective Amendment No. 1 gives effect to a 1-for-5 reverse share split of the Company's common stock effected on October 24, 2001.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Registrant's common stock as reported on the American Stock Exchange on November 28, 2001, which is within five business days prior to the November 29, 2001 filing date of this Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3. An aggregate filing fee of $3,858.03 was previously paid in connection with such filings.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED NOVEMBER 29, 2001

                                   PROSPECTUS

                        CROSS MEDIA MARKETING CORPORATION

                         498,524 SHARES OF COMMON STOCK

                               ------------------


      The stockholder of Cross Media Marketing Corporation ("Cross Media" or the "Company") listed on page 16 of this prospectus is offering and selling a total of up to 498,524 shares of Cross Media common stock under this prospectus.

      Certain shares to be sold will be issued upon exercise of warrants owned by the selling stockholder. The selling stockholder may offer its common stock through transactions on the American Stock Exchange, in private transactions at current market prices, or at negotiated prices.

      We are also registering an indeterminate number of additional shares of common stock as may be issuable upon exercise of the warrants to reflect adjustments to prevent dilution.

      We will not receive any of the proceeds from the sale of the shares sold by the selling stockholder and are not offering any shares for sale under this prospectus. See "Plan of Distribution" on page 17 for a description of sales of the shares by the selling stockholder.

      Our common stock is listed on the American Stock Exchange under the symbol "XMM". On November 28, 2001, the closing sale price for our common stock, as reported on the American Stock Exchange, was $8.90. We advise you to obtain a current market quotation for Cross Media common stock. The information in this Post-Effective Amendment No. 1 gives effect to a 1-for-5 reverse share split of our common stock effected on October 24, 2001.

                       -------------------------------

      Investing in our common stock involves risks. See "Risk Factors" beginning on page 4 of this prospectus.

                       -------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.
            Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         -------------------------------

                The date of this prospectus is November 29, 2001.

                                TABLE OF CONTENTS

                                                                            Page

Summary......................................................................1
About Cross Media Marketing Corporation......................................1
Risk Factors.................................................................4
Forward-Looking Statements..................................................15
Use of Proceeds.............................................................15
Description of Capital Stock................................................15
Selling Stockholder.........................................................16
Plan of Distribution........................................................17
Legal Matters...............................................................18
Experts.....................................................................18
Where You Can Find Additional Information...................................18

                                     SUMMARY

      This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 4. In addition, you should also read the documents we have referred you to in "Where You Can Find Additional Information" on page 18 for information on our company and our financial statements.

                   ABOUT CROSS MEDIA MARKETING CORPORATION

      We are a cross media direct marketing company that integrates sophisticated marketing skills with new technologies for the sale of multi-magazine subscription packages, discount buying club memberships and telecommunication services. Through inbound and outbound teleservices programs at Media Outsourcing, Inc., or "MOS", our principal operating business, we contact and retain critical data on more than eleven million consumers annually.

      Our strategy is to integrate well established direct marketing skills with a variety of new technologies, including e-mail marketing, web-based systems and interactive voice response, ultimately resulting in a multi-faceted marketing platform for the sale of products and services. We expect that this strategy will enable us to contact consumers on a cost effective basis through multiple communications channels, such as e-mail, telemarketing, traditional advertising and interactive voice response. We plan to use these consumer contacts to develop a dynamic consumer database and to integrate all of these activities into a single new system. When completed, the new system should enable us to target marketing campaigns to select sub-groups of our total customer base and to measure the success of campaigns while factoring in the different communications channels used in those campaigns.

      Cross Media acts as a clearinghouse which has the direct authority on behalf of magazine publishers to accept magazine subscription orders and to place those orders with fulfillment houses designated by the publishers. Cross Media retains approximately 21 independent telesales agencies, also known as call centers, to generate sales of magazine subscriptions on Cross Media's behalf. Two of these call centers accounted for approximately 35% of Cross Media's magazine subscription revenues in the year ended December 31, 2000. In December 2000, Cross Media established company owned and operated call centers in Orlando, Florida and Peoria, Illinois. Each month, generally using lists of names and telephone numbers provided by Cross Media, the independent and company owned call centers contact between 900,000 and 1,000,000 potential customers.

      In the last quarter of 2000, Cross Media commenced an e-mail campaign in conjunction with a third party to generate inbound telephone calls to many of the call centers. As a result of the success of the campaign, Cross Media expects that in future years it will utilize the Internet to generate a substantial number of customer contacts for its call centers. Utilizing the hardware and software platform obtained through the acquisition of WeFusion.com, Inc., Cross Media is developing a sophisticated system to track and control lead files, customer contact statistics, customer profiles and internet based marketing campaigns.

      The call centers offer the customer a bundle of subscriptions for four to five magazines having an average selling price of approximately $600 per bundle, for an average subscription period of between one and four years. Generally, Cross Media does not sell single magazine subscriptions, although it plans to test several offers for smaller magazine bundles in 2001. Cross Media decides whether to accept orders submitted by the call centers by calling each customer to verify the details of the magazine subscription order and the customer's credit card information. When this process is complete, Cross Media forwards accepted orders to the magazine publisher's fulfillment center for processing and pays the publisher an agreed upon amount for the order. Cross Media charges the subscriber for the order by automatically debiting the subscriber's credit card on a monthly basis, generally over a 12-month period.

      At the time Cross Media verifies a customer's order, it attempts to generate additional revenue, and thereby to enhance the profitability of the sale. This is done by offering the customer the opportunity to participate in special promotions sponsored by magazine publishers to spur the sale of subscriptions, as well as discount buying club memberships and telecommunications services. Cross Media receives a special promotion commission from the publishers based upon additional subscriptions sold to its customer base.

      In the year ended December 31, 2000 and nine months ended September 30, 2001, Cross Media sold approximately 2.1 million and 1.3 million special promotion subscriptions, resulting in revenue of $4.7 million and $3.5 million. The club membership upsell offer involves a free trial membership in a discount buying club sold by Cross Media on behalf of Memberworks, an unaffiliated third party. In the year ended December 31, 2000 and nine months ended September 30, 2001, the upsell of memberships in Memberworks generated revenue to Cross Media of approximately $3.3 million and $4.1 million. The telecommunications upsells involve the offer of long distance telephone service or pre-paid long distance phone cards provided by Talk.com and Direct One, respectively. In the year ended December 31, 2000 and nine months ended September 30, 2001, telecommunications upsells generated revenue of approximately $0.3 million and $1.3 million. In the year ended December 31, 2000 and nine months ended September 30, 2001, special publisher commissions and upsells represented 13.4% and 12.9% of total revenues.

      We are a Delaware corporation. Our executive offices are located at 461 Fifth Avenue, 19th Floor, New York, New York 10017. Our phone number is (212) 457-1200. References in this prospectus to the "Company," "Cross Media," "we," "us," or "our" mean Cross Media Marketing Corporation and its subsidiaries on a consolidated basis, unless the context otherwise indicates.

Recent Developments

      On October 24, 2001, Cross Media merged with LifeMinders, Inc. ("LifeMinders"), an online direct marketing company that sends personalized e-mail messages to a permission-based membership comprised of more than 20 million members. LifeMinders sends to its members personalized e-mail messages, or newsletters, in lifestyle based interest categories, garnered from member information obtained during the registration process as well as from behavioral information through member interaction with its e-mails. LifeMinders' e-mail messages contain helpful reminders and tips directed towards its members' interests and hobbies and personal events like birthdays and anniversaries.

      Under the terms of the amended and restated merger agreement, we paid a total of $24.06 million in cash and issued approximately 4.54 million shares of our common stock to the former LifeMinders stockholders. In connection with the merger, we assumed options to purchase 2,687,667 shares of LifeMinders common stock. The number of shares issuable on exercise of these options was adjusted by the per share of exchange ration of .2596 and the exercise price of these options was divided by the per share exchange ratio of .2596. As a result, these options are exercisable to purchase an aggregate of 697,825 shares of our common stock.

      In May 2001, LifeMinders announced that it was scaling back its business operations while it evaluates strategic alternatives. From that time until the merger was completed, LifeMinders maintained selected e-mail products.

      LifeMinders' e-mails enable its partners to reach its members through placements of targeted, direct marketing advertisements and content in its e-mails and through its registration program. In the advertising program, it places advertisements provided by LifeMinders' advertising partners in the individual e-mail messages sent to members who may have an interest in the product or service being advertised. From each placement, members can link directly to LifeMinders' advertising partners' own web sites or other designated areas.

      In its content program, LifeMinders places relevant information provided by its content partners in individual e-mail messages sent to its members that have an interest in the subject matter. From each placement, members again can link directly to the content partners' own web sites or other designated areas. LifeMinders' ability to precisely target the interests of its members provides its partners with the opportunity to effectively reach specific audiences.

      LifeMinders' revenue was $7.3 million for the six months ended June 30, 2001, which represents a decrease of 71% when compared to the corresponding period in 2000. This decrease in LifeMinders' revenue was due to its scaling back of its business operations and the continued significant deterioration of the online advertising market. LifeMinders' revenues for the years ended December 31, 1999 and 2000 were $14.0 million and $53.9 million. LifeMinders reported net losses available to common stockholders of $32.8 million and $109.5 million for the years ended December 31, 1999 and 2000, and $31.3 million and $50.7 million for the six months ended June 30, 2000 and 2001. LifeMinders' net loss for the year ended December 31, 2000 included an impairment charge of $48.0 million primarily as a result of its decision not to pursue and develop its wireless operations and LifeMinders' net loss for the six months ended June 30, 2001 included an impairment charge of $15.5 million and a restructuring charge of $14.2 million.

      Simultaneously with the closing of the merger with LifeMinders, we redeemed 25,312.5 shares of Series A Convertible Preferred Stock for a cash payment of $2,531,250 or ($100 per share) and converted the remaining 25,312.5 Series A Shares into 342,060 shares of common stock at a conversion price of $7.40 per share. In addition, we made a cash payment of $968,750 to the holder of the Series A Shares and issued warrants to purchase 50,000 shares of common stock at an exercise price of $9.9225 per share.

      In addition, on October 24, 2001 we amended and restated our certificate of incorporation pursuant to which we (i) effected a one-for-five reverse split of our issued and outstanding shares of common stock and (ii) decreased our authorized common stock to from 100,000,000 million to 40,000,000. On October 24, 2001, we also cancelled 120,000 treasury shares.

                                  RISK FACTORS

      Investing in these securities involves substantial risks. You should consider carefully the following risk factors, together with all of the other information included in this prospectus and incorporated by reference into this prospectus, in deciding whether to invest in the securities.

      Investing in our common stock will provide you with an equity ownership interest in Cross Media Marketing Corporation. As a stockholder, you may be exposed to the risks inherent in our business. The performance of your shares will reflect the performance of our business relative to, among other things, the competition and industry, general economic and market conditions. The factors discussed below may harm our business, financial condition and results of operations. The value of your investment may increase or decline and could result in a loss. You should carefully consider the following risk factors as well as other information contained in this prospectus before deciding to invest in shares of our common stock.

We have a limited operating history which makes it difficult to evaluate our prospects.

      We developed our business strategy in 1999, completed our first acquisition in January 2000 and opened our first company-owned call center and undertook our first e-mail campaign in the last quarter of 2000. Therefore, we have a limited history of operations under our current business strategy upon which the likelihood of our success can be evaluated. Moreover, prior to the merger LifeMinders had only a limited operating history.

      The implementation of a new business strategy frequently involves risks, expenses and uncertainties that may adversely affect our business, results of operations, financial condition and prospects, including:

          o    the ability to compete effectively against other companies;

          o    the need to retain and motivate qualified personnel;

          o    the ability to anticipate and adapt to the changing market;

          o the ability to develop and introduce new products and services and continue to develop and upgrade technology; and

          o the need to attract and retain a large number of customers from a variety of industries.

We have a history of losses, primarily as a result of non-cash charges and interest expense, and may incur future losses. In addition, LifeMinders' historical operations have incurred significant losses and may continue to experience losses for the foreseeable future.

      Cross Media's net loss available to common stockholders for the year ended December 31, 2000 was $44.6 million, or $9.20 per share. On a pro forma basis, giving affect to the merger with LifeMinders, the net loss would have been $145.4 million for the year ended December 31, 2000. Cross Media's net loss was primarily as a result of dividends on its preferred stock of $39.6 million, including non-cash dividends of $38.7 million. Non-cash dividends represent the accretion of the difference between the carrying value and the mandatory redemption amounts of preferred stock that resulted from allocating a portion of the proceeds to common stock, common stock purchase warrants, and the beneficial conversion features of the shares. If Cross Media's net revenues grow more slowly than it anticipates, or if its operating expenses exceed its expectations, Cross Media's business, results of operations, financial condition and prospects would be materially and adversely affected. Although Cross Media realized net income during the first six months of 2001, there can be no assurance that Cross Media will continue to realize net income.

      Prior to the merger, LifeMinders' operations never achieved profitability. LifeMinders' operations may continue to contribute operating losses for the foreseeable future. LifeMinders incurred net losses of $50.7 million for the six months ended June 30, 2001, and $109.5 million for the year ended December 31, 2000. Although LifeMinders' operations and net losses have been significantly reduced, there is no assurance that LifeMinders' operations will not continue to incur losses.

The anticipated benefits of the merger with LifeMinders may not be realized in a timely fashion, or at all. In addition, Cross Media's operations may be adversely affected if the operation of LifeMinders' business diverts too much attention away from Cross Media's business.

      The success of the merger with LifeMinders will depend, in part, on our ability to realize the anticipated revenue enhancements, growth opportunities and synergies of combining with LifeMinders and effectively utilize the net cash and other resources we now have after the merger. There are risks related to the integration and management of the acquired technology and operations and personnel. The integration of the businesses will be a complex, time-consuming and potentially expensive process and may disrupt our Cross Media business if not completed in a timely and efficient manner. Some of the difficulties that may be encountered by the combined company include:

          o the diversion of management's attention from other ongoing business concerns;

          o the inability to utilize the acquired member database and technology effectively to grow our Cross Media business; and

          o    potential conflicts between business cultures.

      If our management focuses too much time, money and effort to integrate LifeMinders' operations and assets, they may not be able to execute our overall business strategy.

Cross Media may need additional financing to implement its strategy and expand its business.

      Cross Media may need additional debt or equity financing to pursue its strategy of expanding its business through the acquisition of companies whose businesses are strategically appropriate for it or for its existing operations. Although Media Outsourcing, Cross Media's principal subsidiary, has in the past generated positive cash flow, Cross Media's credit facility limits the amount of distributions Media Outsourcing can make to Cross Media. Any financing that Cross Media needs may not be available at all and, if available, may not be available on terms that are acceptable to Cross Media. The failure to obtain financing on a timely basis, or on economically favorable terms, could prevent Cross Media from continuing its strategy or from responding to changing business or economic conditions, and could cause Cross Media to experience difficulty in withstanding adverse operating results or competing effectively.

      If Cross Media raises additional funds by issuing equity securities, Cross Media stockholders may experience dilution of their ownership interest. Moreover, Cross Media could issue preferred stock that has rights senior to those of its common stock. If Cross Media raises funds by issuing debt securities, these securities would have rights, preferences and privileges senior to holders of common stock and lenders may place limitations on Cross Media's operations.

Cross Media is subject to restrictive credit facility covenants which could harm its financial status and have a negative impact on its stock price.

      In January 2000, Cross Media entered into an agreement with Coast Business Credit to provide a credit facility (the "Coast Facility") to finance the acquisition of its magazine subscription teleservicing business and the ongoing working capital needs of Media Outsourcing. Cross Media has guaranteed Media Outsourcing's obligations under the Coast Facility and all of Media Outsourcing's assets are pledged to Coast to secure its obligations under the Coast Facility.

      Under the agreement with Coast, Cross Media is required, among other things, to maintain a consolidated net worth of not less than $9 million and excess borrowing availability of $750,000. If Cross Media cannot satisfy these or other covenants under the Coast Facility, Cross Media will be required to seek a waiver or amendment from Coast. In May 2001, Coast waived the requirement that Cross Media maintain a minimum tangible net worth through March 31, 2001 and waived any violation of the limitation on distributions by Media Outsourcing to Cross Media with respect to a $1 million distribution in February 2001. Although Cross Media expects to be in compliance with the provisions of the Coast agreement going forward, if it should require waivers or amendments to the agreement, there can be no assurance that Coast will agree. If Cross Media defaults in performing its obligations to Coast, Coast would be entitled to accelerate the maturity of outstanding indebtedness under the Coast Facility, $17.6 million as of September 30, 2001, and to enforce its security interest in Media Outsourcing's assets.

If Cross Media is unable to collect its receivables in a timely manner, its cash flow from operations will be negatively impacted.

      Cross Media is subject to the risks associated with selling products on credit, including delays in collection or uncollectibility of accounts receivable. If Cross Media experiences significant delays in collection or uncollectibility of accounts receivable, its liquidity and working capital position could suffer.

If subscription cancellation reserves are not adequate, Cross Media could be required to increase its reserves, which will result in a reduction of revenues.

      Cross Media extends credit to subscribers who purchase multi-magazine subscription packages. Cross Media has established a reserve to cover subscription cancellations based upon its past history with magazine subscription orders. In the past, Cross Media has had to increase the reserves on its 20 pay contracts. If Cross Media's accounts subscription cancellation reserves are inadequate, it will be required to increase reserves, which will reduce revenues and could otherwise materially adversely affect Cross Media's results of operations.

Internet advertising customers and the companies with which we have other business relationships may experience adverse business conditions that could adversely affect our business.

      Some of our customers may experience difficulty in supporting their current operations and implementing their business plans. These customers may reduce their spending on our LifeMinders' products and services, or may not be able to discharge their payment and other obligations to us. The non-payment or late payment of amounts due from a significant customer could negatively impact our financial condition. In addition to intense competition, the overall market for Internet advertising has been characterized in recent quarters by increasing softness of demand, the reduction or cancellation of advertising contracts, an increased risk of uncollectible receivables from advertisers, and the reduction of Internet advertising budgets, especially by Internet-related companies. Customers may experience difficulty in raising capital, or may be anticipating such difficulties, and therefore may elect to scale back the resources they devote to advertising, including on LifeMinders' system. Other companies in the Internet industry have depleted their available capital, and could cease operations or file for bankruptcy protection.

      In addition, our Cross Media business may be adversely affected by periods of economic slowdown, inflation or recession, which may be accompanied by a decrease in the availability of consumer credit. Any material decline in the availability of consumer credit may result in a decrease in consumer demand to make credit card purchases, which could adversely affect the demand for Cross Media's products and services.

Future growth could place significant strain on our resources and we may be unable to manage future growth.

      Growth in our operations could place a significant strain on our operational systems and employee resources. As a result, we may have to implement new operational and financial systems, procedures and controls. In order to manage and accommodate our planned growth, if it occurs, we will need to continue to improve and adapt our financial planning, accounting systems, information systems and management structures. We will also need to expand, train, retain and manage our employee base. If we are unable to manage our growth effectively, our financial condition and results of operations could be materially adversely affected.

If we acquire or makes strategic investments in other businesses or acquire or license technology and other assets, we may have difficulty integrating these businesses, technologies and assets or generating an acceptable return on our investments.

      We may acquire or enter into strategic relationships with other businesses and acquire or license technology and other assets. We cannot assure you that acquisition or licensing opportunities will be available on terms acceptable to us or at all. Any future acquisitions and strategic relationships will involve risks, including:

          o    inability to raise the required capital;

          o difficulty in assimilating the acquired assets, operations and personnel;

          o    disruption of ongoing business;

          o    distraction of management from other responsibilities; and

          o    lack of the necessary experience to enter new markets.

      We may not successfully overcome problems encountered in connection with potential acquisitions or licensing arrangements. In addition, acquisitions or strategic relationships could materially impair our operating results, causing us to incur additional debt, or requiring us to amortize acquisition expenses and acquired assets.

The loss of Cross Media's largest call centers would likely result in a reduction of revenues and otherwise adversely affect operating results.

      For both the year ended December 31, 2000 and the nine months ended September 30, 2001, two independent call centers accounted for approximately 35% of Cross Media's magazine subscription revenues. These call centers do not have any commitment to generate sales for Cross Media and could therefore, at any time, terminate their relationships with Cross Media without notice, which could have a material adverse effect on our Cross Media business.

Prior to the merger, LifeMinders had scaled back its business operations and significantly reduced its work force. As a result of these actions, as well as continuing weakness in the online advertising market, future revenues from LifeMinders' operations will likely be significantly reduced.

      As announced on May 10, 2001, LifeMinders' board of directors decided to significantly scale back its business operations and reduce its work force. Revenues from our LifeMinders operations will likely continue to decline substantially from that reported in prior periods, because, among other reasons:

          o the market for online advertising will continue to decline significantly; and

          o opportunities for online advertising revenues will decline because the company will be producing and delivering a substantially lower number of e-mails.

If we do not maintain LifeMinders' engaged member base, we may not be able to compete effectively for, or maintain, advertisers and our business could be adversely affected.

      LifeMinders' revenue has been derived primarily from advertisers seeking an engaged, targeted audience for their advertisements. Although we intend to continue to produce and distribute e-mails to LifeMinders' members, prior to the merger, LifeMinders scaled back its business operations and reduced the number of e-mails it sends to members. Prior to the merger, LifeMinders had discontinued most of its member related marketing activities. A significant portion of LifeMinders' revenue was historically derived from performance-based and revenue sharing arrangements. Under these arrangements, advertisers pay LifeMinders in part based on member responses to advertisements and promotions placed in e-mail newsletters. If LifeMinders' members do not respond to advertisements and promotions placed in e-mail newsletters, revenues from these operations could be materially and adversely affected.

      If we are unable to maintain LifeMinders engaged member base by keeping current members active (i.e., opening e-mail newsletters and responding to the advertisements contained in those newsletters), advertisers could find our audience less attractive and effective for promoting their products and services.

Competition in the online advertising market industry is intense, and LifeMinders' scaled back operations may make it more difficult for us to compete effectively and may reduce our ability to retain and attract advertisers.

      We face intense competition from both traditional and online advertising and direct marketing businesses. LifeMinders' scaled back operations will make it more difficult to compete effectively with its competitors. If we are not able to compete effectively, we may not be able to retain current advertisers or attract new advertisers. This would reduce revenues from our LifeMinders' operation. We face competition for marketing dollars from online portals and community websites such as AOL, Yahoo!, and CNET Networks, Inc. In addition, other companies offer competitive e-mail direct marketing services, including coolsavings.com, MyPoints.com, NetCreations, YesMail.com and Digital Impact. Additionally, traditional advertising agencies and direct marketing companies may seek to offer online products or services that compete with those offered by us.

      Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we have. Our competitors will most likely continue to develop and market new technologies and products and to conduct research allowing them to identify and respond to changes in customer requirements. In addition, these competitors will continue to aggressively market and sell their products and services.

We rely heavily on our intellectual property rights and other proprietary information, and any failure to protect and maintain these rights and information could prevent us from competing effectively.

      We seek to protect through a combination of patent, copyright, trade secret and trademark law, as well as confidentiality or license agreements with employees, consultants, and corporate and strategic partners. If we are unable to prevent the unauthorized use of our proprietary information or if our competitors are able to develop similar technologies independently, the competitive benefits of our LifeMinders' technologies, intellectual property rights and proprietary information will be diminished.

We depend heavily on our network infrastructure and if this fails it could result in unanticipated expenses, as well as prevent our LifeMinders' members from effectively utilizing our LifeMinders' services. This could negatively impact our ability to retain LifeMinders' members and advertisers.

      Our ability to successfully create and deliver our LifeMinders' e-mail newsletters depends in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of the network infrastructure could result in unanticipated expenses to address such failures and could prevent our LifeMinders' members from effectively utilizing LifeMinders' services, which could prevent us from retaining members and advertisers. We do not have fully redundant systems or a formal disaster recovery plan. The system is susceptible to natural and man-made disasters, including earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of the systems. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in the systems. Accordingly, we could be required to make capital expenditures in the event of unanticipated damage.

      In addition, our LifeMinders' members depend on Internet service providers, or ISPs, for access to our LifeMinders website. Due to the rapid growth of the Internet, ISPs and websites have experienced significant system failures and could experience outages, delays and other difficulties due to system failures unrelated to our LifeMinders' systems. These problems could harm our LifeMinders business by preventing members from effectively utilizing its services.

      The content contained in LifeMinders' e-mails may subject us to significant liability for negligence, copyright or trademark infringement or other matters.

      If any of the content that we create and deliver to our LifeMinders members or any content that is accessible from our LifeMinders' e-mails through links to other websites contains errors, third parties could make claims against us for losses incurred in reliance on such information. In addition, the content contained in or accessible from LifeMinders' e-mails could include material that is defamatory, violates the copyright or trademark rights of third parties, or subjects us to liability for other types of claims. Our general liability insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage, could result in significant costs and expenses and damage our reputation.

      We have also entered into agreements with certain e-commerce partners under which we may be entitled to receive a share of certain revenue generated from the purchase of goods and services through direct links to LifeMinders' e-commerce partners from the e-mails sent by us. These agreements may expose us to additional legal risks and uncertainties, including potential liabilities to consumers of those products and services by virtue of our involvement in providing access to those products or services, even if we do not provide those products or services. Any indemnification provided to us in our agreements with these parties, if available, may not adequately protect us.

Concerns about, or breaches of, the security of our LifeMinders' member database could result in significant expenses to prevent breaches, and subject us to liability for failing to protect the members' information.

      We maintain a database containing information about our LifeMinders members. Unauthorized users accessing our LifeMinders' systems remotely may access its database or authorized users may make unauthorized copies of all or part of the database for their own use in violation of specific agreements to the contrary. As a result of these security and privacy concerns, we may incur significant costs to protect against the threat of security breaches or to alleviate problems caused by security breaches, and may be unable to effectively target direct marketing offers to members or may be subject to legal claims of members if unauthorized third parties gain access to our LifeMinders system and alter or destroy information in our database. Also, any public perception that we engaged in the unauthorized release of member information, whether or not correct, would adversely affect our ability to retain members.

Our LifeMinders' business may be adversely affected by the refusal of one or more e-mail delivery providers to deliver our, or our customers', messages.

      Our LifeMinders business may be adversely affected by the unilateral election of certain domain administrators to block, filter or otherwise prevent the delivery of Internet advertising or commercial e-mails to their users. We cannot assure you that the number of domains which establish policies restricting their users' receipt of commercial deliveries as consideration for receiving service will not become increasingly more popular, thereby diminishing the reach of our LifeMinders service, or the service of our customers.

Our LifeMinders' business may be adversely affected by products offered by third parties.

      Our ability to continue operating our LifeMinders business may be adversely affected by the adoption by computer users of technologies that harm the performance of our products and services, such as technologies that allow domain administrators on the aggregate level, or individual users managing their own e-mail accounts, to block, filter or otherwise prevent the delivery of Internet advertising or commercial e-mails, or to block access to any services that use cookies or other tracking technologies. We cannot assure you that the number of domains or individual computer users who employ these or other similar technologies will not increase, thereby diminishing the efficacy of our LifeMinders, or our customers', services. LifeMinders' business, financial condition and results of operations could be materially and adversely affected if one or more of these technologies is widely accepted.

Sweepstakes regulation may limit our ability to conduct sweepstakes and other contests, which could negatively impact our ability to retain LifeMinders' members.

      The conduct of sweepstakes, lotteries and similar contests, including by means of the Internet, is subject to extensive federal, state and local regulation, which may restrict our ability to offer contests and sweepstakes in some geographic areas or altogether. Any restrictions on these promotions could adversely affect our ability to retain LifeMinders' members.

Our LifeMinders business may be adversely affected if demand for Internet advertising fails to grow as predicted or diminishes.

      The Internet advertising industry is new and rapidly evolving, and it cannot yet be compared with traditional advertising media to gauge its effectiveness. As a result, demand and acceptance for Internet advertising solutions is uncertain. Many of our advertising customers have limited experience using the Internet for advertising purposes and they have allocated only a limited portion of their advertising budgets to Internet advertising. The adoption of Internet advertising, particularly by those entities that have historically relied upon traditional media for advertising, requires the acceptance of a new way of conducting business, exchanging information and advertising products and services. These customers may find Internet advertising to be less effective for promoting their products and services relative to traditional advertising media. We cannot assure you that our advertising customers will continue to allocate a portion of their advertising budget to Internet advertising or that the demand for Internet advertising will continue to develop to sufficiently support Internet advertising as a significant advertising medium. LifeMinders' results of operations have been adversely affected in recent quarters as a result of a significantly declining market for online advertising, and we expect that these adverse market conditions will continue. If the market for online advertising fails to improve or deteriorates more than expected, our LifeMinders business, and consequently, our results of operations and financial condition could be materially and adversely affected.

      There are currently no generally accepted standards or tools for the measurement of the effectiveness of Internet advertising or the planning of advertising purchases, and generally accepted standard measurements and tools may need to be developed to support and promote Internet advertising as a significant advertising medium. Our advertising customers may challenge or refuse to accept the measurements of advertisement delivery results developed by us or a third party. In addition, the accuracy of database information used to target advertisements is essential to the effectiveness of Internet advertising that may be developed in the future. The information in our database, like any database, may contain inaccuracies that its customers may not accept.

      A significant portion of LifeMinders' revenue has historically been derived from the delivery of advertisements, which are designed to contain the features and measuring capabilities requested by advertisers. If advertisers determine that those ads are ineffective or unattractive as an advertising medium or if we are unable to deliver the features or measuring capabilities requested by advertisers, the long-term growth of our online advertising business could be limited and revenue levels could decline. There are also `filter' software programs that limit or prevent advertising from being delivered to a user's computer. The commercial viability of Internet advertising, and our LifeMinders business, could be materially and adversely affected by web users' widespread adoption of this software.

The unauthorized access of confidential member information that we transmit over public networks could adversely affect its ability to retain members.

      Our LifeMinders members transmit confidential information to us over public networks and the unauthorized access of such information by third parties could harm our reputation and significantly hinder our efforts to retain LifeMinders' members. We rely on a variety of security techniques and authentication technology licensed from third parties to provide the security and authentication technology to effect secure transmission of confidential information, including customer credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography or other developments may result in a compromise or breach of the technology we use to protect customer transaction data.

Problems with the performance and reliability of the Internet infrastructure could adversely affect the quality and reliability of the products and services we offer our members and advertisers.

      We depend on the Internet infrastructure to deliver attractive, reliable and timely e-mail newsletters to our LifeMinders members. If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, and its performance and reliability may decline. Among other things, continued development of the Internet infrastructure will require a reliable network backbone with necessary speed, data capacity and security. Currently, there are regular failures of the Internet network infrastructure, including outages and delays, and the frequency of these failures may increase in the future. These failures may reduce the benefits of our LifeMinders products and services to our LifeMinders members and undermine our advertising partners' and members' confidence in the Internet as a viable commercial medium. In addition, the Internet could lose its viability as a commercial medium due to delays in the development or adoption of new technology required to accommodate increased levels of Internet activity or due to government regulation.

We may have to litigate to protect our intellectual property and other proprietary rights or to defend claims of third parties, and such litigation may subject us to significant liability and expense.

      There is a substantial risk of litigation regarding intellectual property rights in Internet-related businesses. Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving. We may have to litigate in the future to enforce our intellectual property rights, protect our trade secrets or defend ourself against claims of violating the proprietary rights of third parties. This litigation may subject us to significant liability for damages and result in invalidation of proprietary rights. In addition, such litigation could be time-consuming and expensive to defend, even if not meritorious, and result in the diversion of management time and attention. Any of these factors could adversely affect our LifeMinders business operations.

Government regulation could add significant additional costs to our business and impose restrictions on our marketing practices which could interfere with our operations and have a significant adverse effect on revenues.

      Laws and regulations applicable to direct marketing, telemarketing, Internet marketing, consumer protection and membership club services are becoming more prevalent. Each of the 50 states and the Federal government has laws regulating telemarketing, sweepstakes promotions, promotional incentives and advertising to consumers, which vary from state to state. While we review our Cross Media telemarketing scripts and advertising copy to ensure that they comply with applicable laws, there is no guarantee that Federal or state authorities will not find that our marketing efforts do not comply with these laws. In addition, it is likely that additional Federal and/or state regulations regarding telemarketing, sweepstakes, e-mail marketing and other marketing practices engaged in by our Cross Media business will be enacted. If enacted, these regulations could have an adverse effect on revenues and result in additional expenses to our Cross Media business and could require Cross Media to refrain from engaging in specific activities or modify its business practices.

      The Federal Trade Commission is currently in the process of reviewing the provisions of the Telemarketing Sales Rule and Negative Option Rule to determine if any changes to the rule should be made. If the Federal Trade Commission determines that changes to the rule are necessary, changes could have a significant adverse effect on our Cross Media business.

      In 1999, Congress enacted the Deceptive Mail Prevention and Enforcement Act, which imposes various restrictions on the offering of sweepstakes through the mail. Additional sweepstakes legislation has been enacted or is pending in various states. This additional regulation could have an adverse impact on our Cross Media marketing activities.

      Federal and state authorities have also been investigating various companies' use of marketing practices, such as the use of personal information, magazine subscription agents' sweepstakes practices and the marketing of membership club services through the use of inbound and outbound telemarketing campaigns. These investigations could result in additional rules, regulations or industry standards, which could have an adverse impact on our marketing practices. At least two of the state investigations have directly involved Memberworks, whose club memberships Cross Media is marketing. To the extent Cross Media derives revenue from the sale of memberships in the Memberworks club, there is a risk that Cross Media could be subject to investigation as well, which could have an adverse impact on it.

Extensive government regulation and legal uncertainties related to doing business on the internet could limit our sales or add significant additional costs to our business.

      Laws and regulations directly applicable to Internet communications, commerce, marketing and data protection are becoming more prevalent. If any of these laws hinders the growth of Internet use generally or decreases the acceptance of the Internet as a medium of communications, commerce and marketing our Cross Media business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, marketing activities, pricing, content, taxation and quality of products and services. The governments of some states and foreign countries have begun to regulate our Cross Media transactions and levy sales or other taxes relating to its activities and will likely continue to do so. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

      Laws and regulations governing the transmission of unsolicited e-mail marketing messages are being considered in many jurisdictions. Legislation of that type has recently been adopted by numerous states, and similar legislation is pending in several states and in Congress. These laws could have an adverse impact on our Cross Media Internet marketing activities. The Telecommunications Act of 1996 prohibits some types of information and content from being transmitted over the Internet. The prohibition's scope and the liability associated with a Telecommunications Act violation are currently unsettled. In addition, although substantial portions of the Communications Decency Act were held to be unconstitutional, we cannot be certain that similar legislation will not be enacted and upheld in the future.

Changes in laws relating to data collection and use practices and the privacy of internet users and consumers could harm our business.

      There has been increasing public debate about the collection, distribution and use of information about consumers. New limitations on the collection and use of information relating to Internet users are currently being considered by legislatures and regulatory agencies in the United States and internationally. We are unable to predict whether any particular proposal will pass, or the nature of the limitations in those proposals that do pass. Since many of the proposals are in their developmental stages, we are unable to determine the impact these may have on our business. In addition, it is possible that changes to existing law, including new interpretations of existing law, could have a material and adverse impact on our business, financial condition and results of operations.

The substantial number of options and warrants to purchase Cross Media common stock could result in dilution to Cross Media stockholders.

      If the holders of the outstanding Cross Media options and common stock purchase warrants exercise those options and warrants, including those issued in connection with the merger and warrants being issued as partial consideration for conversion of outstanding preferred stock, and the holders of all outstanding convertible securities converted them into common stock, Cross Media would be required to issue approximately 5.1 million additional shares of common stock, based on current exercise and conversion prices. The exercise of options and warrants and convertible rights, most of which have exercise prices or conversion rates below the current market price of Cross Media common stock, will result in dilution to Cross Media stockholders.

Because ownership of Cross Media is concentrated, a small number of stockholders exert significant influence over Cross Media.

      If a few of the largest stockholders of Cross Media were to act together, as a result of their aggregate ownership, they would have the ability to exert significant influence over Cross Media's business, including the election of directors and the approval of any other action requiring the approval of stockholders. This concentration of share ownership may:

          o    delay or prevent a change of control of Cross Media;

          o impede a merger, consolidation, takeover or other business combination involving Cross Media; and/or

          o discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Cross Media.

Provisions of Cross Media's corporate charter documents and Delaware law could delay or prevent a change of control.

      Cross Media's certificate of incorporation authorizes the board of directors to issue up to 10,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by Cross Media's board of directors, without further action by stockholders, and may include, among other things, voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights, and sinking fund provisions. Specific rights granted to future holders of preferred stock could be used to restrict Cross Media's ability to merge with, or sell its assets to, a third party. The ability of Cross Media's board of directors to issue preferred stock could discourage, delay, or prevent a takeover of Cross Media, thereby preserving control by the current stockholders.

      As a Delaware corporation, Cross Media is subject to the General Corporation Law of the State of Delaware, including Section 203, an anti-takeover law enacted in 1988. In general, Section 203 restricts the ability of a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder. Subject to exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock. As a result of the application of Section 203, potential acquirers may be discouraged from attempting to acquire Cross Media, thereby possibly depriving its stockholders of acquisition opportunities to sell or otherwise dispose of its stock at above-market prices typical of acquisitions.

                           FORWARD-LOOKING STATEMENTS

      When used in this prospectus, the words "believes," "plans," "expects," and "anticipates," and similar expressions are intended to identify forward-looking statements. Except for historical information contained in this prospectus, the matters discussed and the statements made herein or in the information incorporated by reference herein concerning our future prospects are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our views as of the date they are made with respect to future events, but are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Forward-looking statements are not guarantees of future performance, and necessarily involve risks and uncertainties, and our results could differ materially from those anticipated in the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                          DESCRIPTION OF CAPITAL STOCK

      We are authorized to issue 40,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

      The following description of our capital stock gives effect to a 1-for-5 reverse share split of our common stock effective on October 24, 2001, does not purport to be complete and is subject to and qualified by our certificate of incorporation and by-laws, and the applicable laws of the State of Delaware.

      Common Stock

      On October 26, 2001, a total of 12.2 million shares of common stock were outstanding. The holders of common stock are entitled to one vote for each share so held and are entitled to notice of any stockholders meeting and to vote upon any matters as provided in our bylaws or as may be provided by law. Except as may be provided by the laws of the State of Delaware, the holders of common stock have all other rights of stockholders, including without limitation, (i) the right to receive dividends, when, as and if declared by our board, and (ii) in the event of any distribution of assets upon a liquidation or otherwise, the right to receive all the assets and funds of Cross Media Marketing Corporation remaining after the payment to the holders of the preferred stock of the specific amounts to which they are entitled.

      Preferred Stock

      The board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to designate the rights, preferences, privileges and restrictions of each series. We currently have no shares of preferred stock issued and outstanding, and we have no current plans to issue any shares of preferred stock. For additional details, please see the section below entitled "Selling Stockholder".

                               SELLING STOCKHOLDER

      On June 9, 2000, we issued 30,375 shares of Series A Convertible Preferred Stock ("Series A Shares") and a related warrant to purchase 45,000 shares of our common stock to The Shaar Fund Ltd. ("Shaar" or the "selling stockholder"). On August 1, 2000, we issued an additional 20,250 Series A Shares and a related warrant to purchase 30,000 shares of our common stock to the selling stockholder. We issued the Series A Shares and the related warrants in private placements that were exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of that Act. The gross proceeds of the offering were $3,750,000.

      Pursuant to agreements entered into on July 18, 2001 with the selling stockholder, on October 24, 2001, simultaneously with the consummation of our merger with LifeMinders, Inc., the following occurred:

          o Cross Media redeemed 25,312.5 Series A Shares for a cash payment of $2,531,250, or $100 per share.

          o Shaar converted the remaining 25,312.5 Series A Shares, at a conversion price of $7.40 per share, into 342,060 shares of common stock.

          o In consideration of Shaar's agreement to convert half of the Series A Shares into Cross Media common stock, Cross Media paid Shaar $968,750.

          o All accrued and unpaid dividends on the Series A Shares that were converted and redeemed were paid through the issuance of 108,352 additional shares of Cross Media common stock, based upon the $7.40 per share conversion price.

          o The warrants to purchase 75,000 shares of Cross Media common stock issued to Shaar in connection with its purchase of the Series A Shares were amended to replace the existing "ratchet" type anti-dilution provisions with standard broad-based weighted average anti-dilution provisions. These warrants have an exercise price of $7.425 per share. Cross Media issued to Shaar additional five-year warrants to purchase 50,000 shares of its common stock with an exercise price of $9.9225. These warrants will have the same anti-dilution provisions as the amended warrants referred to above.

      The selling stockholder is offering and selling under this prospectus the 342,060 shares of common stock that it acquired upon conversion of the Series A Shares, the 81,464 shares of common stock that were issued as dividends on the Series A Shares accrued through June 30, 2001, and up to 75,000 shares of common stock that it may acquire upon exercise of the exercise of warrants, a total of up to 498,524 shares of common stock, subject to anti-dilution protections.

      The selling stockholder will not own any shares of common stock after the completion of the offering (assuming that all of the shares offered by the selling stockholder are sold).

      Information with respect to share ownership has been provided by the selling stockholder. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling stockholder or its transferees. The selling stockholder has not been an officer, director or employee of Cross Media for the past three years.

                              PLAN OF DISTRIBUTION

      We are registering the shares of Cross Media common stock offered under this prospectus on behalf of the selling stockholder. As used herein, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors in interest selling shares received from the selling stockholder after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

      The shares may be sold from time to time by the selling stockholders. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

      The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

      Because the selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. We have informed the selling stockholder that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to them.

      The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that Rule.

      Upon being notified by any selling stockholder that it has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

          o the name of the selling stockholder and the participating broker-dealers;

          o    the number of shares involved;

          o    the price at which the shares were sold;

          o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

          o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

          o    other facts material to the transaction.

      We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period ending on the earlier of (i) the first anniversary of the effective date of the registration statement or (ii) the date on which all shares offered hereby have been sold in accordance with the plan of distribution described in this prospectus, transferred pursuant to Rule 144 under the Securities Act of 1933 or otherwise transferred in a manner that results in the delivery of new securities not subject to transfer restrictions under the Securities Act of 1933.

                                  LEGAL MATTERS

      The validity of the securities being offered under this prospectus has been passed upon for Cross Media by Kramer Levin Naftalis & Frankel LLP, New York, New York. Kramer Levin Naftalis & Frankel LLP beneficially owns 24,055 shares of Cross Media Marketing Corporation's common stock.

                                     EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference, from Cross Media Marketing Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2000 have been audited by Grant Thornton LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      The consolidated financial statements of LifeMinders, Inc. incorporated in this prospectus by reference to the LifeMinders, Inc. Annual Report on Form 10-K/A for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

      The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

      The following Cross Media documents are incorporated by reference into this prospectus:

          o Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000, filed March 26, 2001, as amended by Amendment No. 1 to Annual Report on Form 10-KSB/A, filed July 30, 2001;

          o Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 2001, filed November 14, 2001;

          o Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2001, filed August 14, 2001;

          o Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2001, filed May 15, 2001, as amended by Amendment No. 1 to Quarterly Report on Form 10-QSB/A, filed June 7, 2001, Amendment No. 2 to Quarterly Report on Form 10-QSB/A, filed July 30, 2001, and Amendment No. 3 to Quarterly Report on Form 10-QSB/A, filed August 6, 2001;

          o Joint Proxy Statement Registration Statement on Form S-4, filed August 22, 2001, as amended by Amendment No. 1 to Registration Statement on Form S-4, filed September 26, 2001;

          o    Proxy Statement, filed May 15, 2001;

          o    Current Report on Form 8-K, filed January 31, 2001;

          o    Current Report on Form 8-K, filed February 15, 2001;

          o    Current Report on Form 8-K, filed March 1, 2001;

          o    Current Report on Form 8-K, filed June 15, 2001;

          o    Current Report on Form 8-K, filed July 19, 2001;

          o    Current Report on Form 8-K, filed July 25, 2001;

          o    Current Report on Form 8-K, filed November 1, 2001; and

          o The description of Cross Media's capital stock set forth in the Registration Statement on Form 10, filed on February 24, 1999, including any amendment or report filed for the purpose of updating such description.

      The following LifeMinders documents are incorporated by reference into this prospectus:

          o Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed April 2, 2001, and amendments thereto filed April 30, 2001, May 2, 2001 and May 16, 2001;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001, filed August 14, 2001;

          o Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001, filed May 15, 2001;

          o    Current Report on Form 8-K, filed August 22, 2001;

          o    Current Report on Form 8-K, filed July 1, 2001;

          o    Current Report on Form 8-K, filed May 11, 2001; and

          o The description of LifeMinders' capital stock set forth in the Registration Statement on Form S-1, filed on September 24, 1999, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

            Cross Media Marketing Corporation
            461 Fifth Avenue, 19th Floor
            New York, NY 10017
            Attention: Chet Borgida, Chief Financial Officer
            Telephone number: (212) 457-1200

      You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the costs and expenses, previously paid or payable by the Registrant in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee.

                                  AMOUNT TO BE
                                      PAID

SEC registration fee..........................................      $1,106.73(1)
Printing expenses.............................................        $100.00
Legal fees and expenses.......................................     $15,000.00
Accounting fees and expenses..................................     $10,000.00
Miscellaneous expenses........................................      $1,000.00
                                                                   ----------
Total.........................................................     $29,958.03
                                                                   ==========

(1) A filing fee of $3,858.03 was previously paid in connection with the filing of the Company's Registration Statement on Form S-3, filed on January 12, 2001, and Amendment No. 1 to such Registration Statement, filed on March 27, 2001, registering 1,931,158 shares of the Company's common stock.


ITEM 16.  EXHIBITS

Exhibit No.   Description
-----------   -----------

5.1*          Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*         Consent of Grant Thornton LLP.

23.2*         Consent of PricewaterhouseCoopers LLP.

23.3* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5 hereto).

--------------------
*Filed herewith.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, as amended, Cross Media Marketing Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 28, 2001.

                                    CROSS MEDIA MARKETING CORPORATION

                                    By: /s/ Ronald Altbach
                                       ----------------------------------
                                       Name:  Ronald Altbach
                                       Title: Chairman and Chief Executive
                                              Officer


   Signature                   Title(s)                      Date
   ---------                   --------                      ----

/s/ Ronald Altbach             Chairman, Chief Executive     November 28, 2001
------------------             Officer (Principal
Ronald Altbach                 Executive Officer and
                               Director

/s/ Chet Borgida               Senior Vice President and     November 28, 2001
------------------             Chief Financial Officer
Chet Borgida                   (Principal Financial and
                               Accounting Officer)

/s/ Richard Kaufman            Chief Operating Officer,      November 28, 2001
------------------             President and Director
Richard Kaufman

/s/ Jonathan Bulkeley          Director                      November 28, 2001
------------------
Jonathan Bulkeley

                               Director
------------------
Richard Cohen

                               Director
------------------
Bruce Dorskind

/s/ Ken Lambert                Director                      November 21, 2001
------------------
Ken Lambert

/s/ Douglas A. Lindgren        Director                      November 28, 2001
------------------
Douglas A. Lindgren

/s/ William R. Morrissey       Director                      November 26, 2001
------------------
William R. Morrissey

                                  EXHIBIT INDEX


Exhibit No.   Description
-----------   -----------

5.1*          Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*         Consent of Grant Thornton LLP.

23.2*         Consent of PricewaterhouseCoopers LLP.

23.3* Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5 hereto).



----------
*  Filed herewith.